                                               Filed pursuant to Rule 424(b)(3)
                                                            File No. 333-50157

Prospectus Supplement No. 7
to Prospectus dated April 27, 1998



                                 ALKERMES, INC.
       2,300,000 SHARES OF $3.25 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $115,000,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                        3,881,940 SHARES OF COMMON STOCK


   This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated April 27, 1998 (the "Prospectus") relating to the potential resale from time to time of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), 6 1/2% Convertible Subordinated Debentures (if issued) (the "Debentures") and Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or Debentures (if issued). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

   The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned and may be sold by each Selling Shareholder, and number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:

                                   NUMBER OF
                                   SHARES OF                     PRINCIPAL
                                   PREFERRED                     AMOUNT OF
                                     STOCK                       DEBENTURES     NUMBER OF
                                  BENEFICIALLY  PERCENT OF      BENEFICIALLY   CONVERSION
                                   OWNED AND    OUTSTANDING       OWNED AND      SHARES
                                   THAT MAY      PREFERRED        THAT MAY      THAT MAY
NAME (1)                            BE SOLD       STOCK            BE SOLD     BE SOLD (2)
--------                          ------------  -----------     ------------   ----------
BancAmerica Robertson              16,400           *             $820,000       27,679
Stephens

---------------
 *       Less than 1%.

(1) The information set forth herein is as of August 24,1998 and will be updated as required.

(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 26, 1998